Exhibit 3.1

THIRD AMENDED AND RESTATED CHARTER OF

PACER INTERNATIONAL, INC.

Pursuant to the provisions of Section 48-20-107 of the Tennessee Business Corporation Act, the undersigned corporation hereby amends and restates its Second Amended and Restated Charter, as amended, to supersede the Second Amended and Restated Charter and any and all prior amendments thereto and certifies as follows:

I. The name of the corporation is Pacer International, Inc.

II. The text of the Third Amended and Restated Charter is as follows:

“ARTICLE I

The name of the corporation is Pacer International, Inc. (the “Corporation”).

ARTICLE II

The address of the registered office of the Corporation in Tennessee is c/o National Registered Agents, Inc., Ste 2021, 800 S. Gay Street, Knoxville, TN 37929-9710, County of Knox. The Corporation’s registered agent at the registered office is National Registered Agents, Inc.

ARTICLE III

The address of the principal office of the Corporation is Five Greenwich Office Park, Greenwich, CT 06831, County of Fairfield.

ARTICLE IV

The Corporation is for profit.

ARTICLE V

The duration of the Corporation is perpetual.

ARTICLE VI

The Corporation is organized to do any and all things and to exercise any and all powers, rights, and privileges that a corporation may now or hereafter be organized to do or to exercise under the Tennessee Business Corporation Act (the “Act”), as amended from time to time.

ARTICLE VII

The Corporation shall have authority, acting by its board of directors, to issue not more than one hundred (100) shares of common stock, each with a par value of one cent ($0.01) (the “Common Stock”). All shares of Common Stock shall be one and the same class and when issued shall have equal rights of participation in dividends and assets of the Corporation and shall be fully paid and nonassessable. Each outstanding share of Common Stock shall be entitled to one vote on each matter submitted to a vote at a meeting of shareholders. There shall be no cumulative voting of the Common Stock of the Corporation.

ARTICLE IX

To the fullest extent permitted by the Act as in effect on the date hereof, and as hereafter amended from time to time, a director of the Corporation shall not be liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director. If the Act or any successor statute is amended after adoption of this provision to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Act, as so amended from time to time, or such successor statute. Any repeal or modification of this Article IX by the shareholders of the Corporation shall not affect adversely any right or protection of a director of the Corporation existing at the time of such repeal or modification or with respect to events occurring prior to such time.

ARTICLE X

The Corporation shall indemnify every person (and the heirs, executors and administrators of such person) who is or was a party or is or was threatened to be made a party to, or is involved in, any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that he or she is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee, agent, or trustee of another corporation or of a partnership, joint venture, trust, employee benefit plan, or other enterprise, including service on a committee formed for any purpose (and, in each case, his or her heirs, executors, and administrators), against all expense, liability, and loss (including counsel fees, judgments, fines, ERISA excise taxes, penalties, and amounts paid in settlement) actually and reasonably incurred or suffered in connection with such action, suit, or proceeding, to the fullest extent permitted by applicable law, as in effect on the date hereof and as hereafter amended; provided, however, that except for proceedings to enforce rights to indemnification, the Corporation shall not be obligated to indemnify any such person (or the heirs, executors or administrators of such person) in connection with any action, suit or proceeding (or part thereof) initiated by such person unless such action, suit or proceeding (or part thereof) was authorized or consented to by the board of directors. Such indemnification may include advancement of expenses in advance of final disposition of such action, suit, or proceeding, subject to the provision of any applicable statute.

The indemnification and advancement of expenses provisions of this Article X shall not be exclusive of any other right that any person (and his or her heirs, executors, and administrators) may have or hereafter acquire under any statute, this Charter, the Corporation’s Bylaws, resolution adopted by the shareholders, resolution adopted by the board of directors, agreement, or insurance, purchased by the Corporation or otherwise, both as to action in his or her official capacity and as to action in another capacity. The Corporation is hereby authorized to provide for indemnification and advancement of expenses through its Bylaws, resolution of shareholders, resolution of the board of directors, or agreement, in addition to that provided by this Charter.

Neither the amendment nor repeal of this Article X, nor the adoption of any provision of this Charter or the bylaws of the Corporation, nor the adoption or repeal of any resolution of the board of directors or the shareholders providing for indemnification nor, to the fullest extent permitted by Tennessee law as amended from time to time, any modification of law, shall eliminate or reduce the effect of this Article X in respect of any acts or omissions occurring prior to such amendment, repeal, adoption or modification.”

III.	The Third Amended and Restated Charter as set forth above contains amendments requiring shareholder approval. The Third Amended and Restated Charter was duly approved and adopted by the board of directors and shareholders of the Corporation on April 1, 2014.

IV.	The Third Amended and Restated Charter will be effective upon filing with the Secretary of State of the State of Tennessee.

[Signature Page Follows]

IN WITNESS WHEREOF, this Amended and Restated Charter has been executed by a duly authorized officer of this Corporation on this 1st day of April, 2014.

PACER INTERNATIONAL, INC.

By:	/s/ Gordon E. Devens
Gordon E. Devens
Assistant Secretary

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